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                                                                     EXHIBIT 9.1
                                                                  EXECUTION COPY

                 AMENDED AND RESTATED SECURITYHOLDERS AGREEMENT

                  This AMENDED AND RESTATED SECURITYHOLDERS AGREEMENT is dated as of March __, 1998, by and among Sleepmaster Holdings L.L.C., a New Jersey limited liability company (the "Company"), Sleep Investor L.L.C., a Delaware limited liability company (the "Investor"), PMI Mezzanine Fund, L.P., a Delaware limited partnership ("PMI"), Charles Schweitzer ("Schweitzer"), James P. Koscica ("Koscica"), Michael Reilly ("Reilly"), Timothy DuPont ("DuPont"), Michael Bubis ("Bubis"), Richard Tauber ("Tauber"), Douglas Phillips ("Phillips") and any employees of the Company or its Subsidiaries acquiring Common Interests (as defined below) from the Company after the date hereof and executing a joinder hereto in the form attached hereto as Exhibit A (collectively, with Schweitzer, Koscica, Reilly, DuPont, Bubis, Tauber and Phillips, the "Executives", and individually, an "Executive"). The Investor, PMI and each of the Executives, and their respective Permitted Transferees (as defined in Section 4(c)) are collectively referred to as the "Securityholders" and individually as a "Securityholder".

                  The original Securityholders Agreement (the "Original Agreement") was entered into among the Company, the Investor and certain of the Executives as of November 14, 1996.

                  The Executives hold units of the Company's Class A Common Interests (the "Class A Common"), and the Investor holds units of the Class A Common and units of the Company's Class B Common Interests (the "Class B Common"). The Company has issued warrants to purchase units of Class A Common pursuant to the Common Interest Purchase Warrants, (originally issued as of November 14, 1996 and amended and restated as of the date hereof, the "1996 Warrant Agreement"), and the Company is issuing additional warrants to purchase units of Class A common pursuant to Common Interest Purchase Warrants dated as of the date hereof, executed by the Company in favor of PMI (the "New Warrant Agreement," and together with the 1996 Warrant Agreement, the "Warrant Agreements").

                  The Company and the Securityholders desire to enter into this Agreement for the purposes, among others, of (i) modifying the composition of the Board (as defined below), (ii) assuring continuity in the management and ownership of the Company and (iii) limiting the manner and terms by which the Securityholder Interests (as defined below) may be transferred.

                  NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

                  1. Definitions. As used herein, the following terms shall have the following meanings:

                  "Affiliate" shall mean, as to any Person, any other Person which directly or indirectly controls, or is under common control with, or is controlled by, such Person. As used in this definition, "control" (including, with its correlative meanings, "controlled by" and "under common
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control with") shall mean possession, directly or indirectly, of power to direct or cause the direction of management or policies (whether through ownership of securities or partnership or other ownership interests, by contract or otherwise).

                  "Approved Sale" means the sale of the Company, in a single transaction or a series of related transactions, to a third party (which is not an Affiliate of the Company or of the Approving Securityholders (as defined below)) (a) pursuant to which such third party proposes to acquire a majority of the outstanding Common Interests (whether by merger, consolidation, recapitalization, reorganization, purchase of the outstanding Common Interests or otherwise) or all or substantially all of the consolidated assets of the Company or Sleepmaster, (b) which has been approved by the Board and the holders of a majority of the Investor Interests (the "Approving Securityholders"), and
(c) pursuant to which all holders of Common Interests receive with respect thereto (whether in such transaction or, with respect to an asset sale, upon a subsequent liquidation) the same form and amount of consideration per share of Common Interests or, if any holders are given an option as to the form and amount of consideration to be received, all holders are given the same option (provided, that any amounts paid under bona fide employment agreements, consulting agreements or similar agreements for actual services to be rendered shall not be counted as consideration for purposes of this clause (c)).

                  "Board" means the Company's board of advisors.

                  "Common Interests" means, collectively, the Class A Common, the Class B Common, and any other class of securities of the Company which is not limited to a fixed sum or percentage of par value or stated value in respect of the rights of the holders thereof to participate in dividends and in the distribution of assets upon the voluntary or involuntary liquidation, dissolution or winding up of the issuer of such securities.

                  "Family Group" means, with respect to an individual Securityholder, such Securityholder's spouse and descendants (whether natural or adopted) and any trust solely for the benefit of such Securityholder and/or such Securityholder's spouse, their respective ancestors and/or descendants (whether natural or adopted).

                  "Investor Interests" means all Securityholder Interests issued or issuable to the Investor and its Affiliates.

                  "Investor Securityholders Agreement" means the Sleep Investor Securityholders Agreement dated as of November 14, 1996 by and among the Investor, PMI, Citicorp Venture Capital, Ltd. and R. Guy Boyle.

                  "Operating Agreement" means the Second Amended and Restated Limited Liability Company Operating Agreement of the Company, dated as of November 14, 1996, as amended from time to time.

                  "Other Securityholders" means, with respect to a Securityholder, all Securityholders other than such Securityholder.

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                  "Ownership Ratio" means, as to a Securityholder at the time of determination, the percentage obtained by dividing the number of units of Common Interests held by such Securityholder on a fully-diluted basis at such time by the aggregate number of units of Common Interests outstanding on a fully-diluted basis at such time.

                  "PBBC" means Palm Beach Bedding Company, a Florida corporation and wholly-owned indirect Subsidiary of the Company.

                  "PMI Interests" means all Securityholder Interests issued or issuable to PMI or its Permitted Transferees.

                  "PMI Notes" means the 12% Senior Subordinated Notes issued by Sleepmaster pursuant to the Securities Purchase Agreements.

                  "PMI Senior Indebtedness" means Indebtedness owed by Sleepmaster pursuant to the Senior Lender Documents (as the terms "Indebtedness" and "Senior Lender Documents" are defined in the Securities Purchase Agreement).

                  "Person" means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization or a governmental entity or any department, agency or political subdivision thereof.

                  "Preferred Interests" means the Company's Series A Preferred Interests, as adjusted for any unit split, unit dividend or other combination, exchange, conversion, recapitalization, merger, consolidation or reorganization, or if the Series A Preferred Interests are hereafter changed into or exchanged for different interests or securities of the Company, such other interests or securities, and any other Preferred Interests of the Company hereinafter issued.

                  "Public Sale" means any sale of Securityholder Interests to the public pursuant to an offering registered under the Securities Act or to the public effected through a broker, dealer or market maker pursuant to the provisions of Rule 144 under the Securities Act.

                  "Qualified Public Offering" means any sale, in an underwritten public offering registered under the Securities Act, of equity securities of the Company having an aggregate value of at least $20 million.

                  "Securities Act" means the Securities Act of 1933, as amended from time to time.

                  "Securities Purchase Agreements" means the Securities Purchase Agreement, dated as of November 14, 1996 and amended and restated as of the date hereof by and among the Company, Sleepmaster and PMI and the Securities Purchase Agreement dated as of the date hereof, by and among the Company, Sleepmaster and PMI, as each may be amended or supplemented from time to time.

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                  "Securityholder Interests" means (i) any Common Interests
acquired prior to, on or after the date hereof by the Securityholders, including without limitation any Common Interests issued upon exercise of the Warrants,
(ii) any Preferred Interests acquired on or after the date hereof by the Securityholders, and (iii) any securities issued or issuable directly or indirectly with respect to the securities referred to in clause (i) or clause
(ii) above by way of distribution or of a combination, exchange, conversion or division of such securities or in connection with a recapitalization, merger, consolidation or other reorganization. As to any particular units constituting Securityholder Interests, such units will cease to be Securityholder Interests when they have been sold in a Public Sale, an Approved Sale, or upon the consummation of a Qualified Public Offering. For purposes of this Agreement, a Person will be deemed to be a holder of Securityholder Interests whenever such Person has the right to acquire directly or indirectly such Securityholder Interests (upon conversion or exercise in connection with a transfer of securities or otherwise, but disregarding any restrictions or limitations upon the exercise of such right), whether or not such acquisition has actually been effected.

                  "Subsidiary" means, with respect to any Person, any corporation, partnership, limited liability company, association or other business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (ii) if a partnership, limited liability company, association or other business entity, a majority of the partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by any Person or one or more Subsidiaries of that Person or a combination thereof. For purposes hereof, a Person or Persons shall be deemed to have a majority ownership interest in a partnership, limited liability company, association or other business entity if such Person or Persons shall be allocated a majority of partnership, association or other business entity gains or losses or shall be or control the managing director, manager or a general partner of such partnership, association or other business entity.

                  "Transaction Documents" means the following documents, each relating to the transactions contemplated by this Agreement and except as otherwise stated, dated as of November 14, 1996: (i) this Agreement (dated as of the date hereof), (ii) the Amended and Restated Registration Rights Agreement (dated as of the date hereof), (iii) the Warrant Agreements (dated as of the date hereof), (iv) the Recapitalization Agreement, (v) the Operating Agreement,
(vi) the Employment Agreements (by and among the Company, Sleepmaster and the applicable Executive) (and with respect to Michael Bubis, dated as the date hereof), (vii) the Option Agreements (by and between the Company and the applicable Executive), (viii) the Junior Subordinated Notes issued by the Company, (ix) the Junior Subordinated Notes issued by the Investor, (x) the Subscription Agreement, (xi) the Investor Subscription Agreement, (xii) the Securities Purchase Agreements (dated as of the date hereof), (xiii) the Amended and Restated Secured Credit Agreement (dated as of the date hereof), (xiv) the Investor Securityholders Agreement and (xv) the Limited Liability Company Operating Agreement of the Investor.

                  "Unaffiliated Third Party" means any Person who, immediately prior to the contemplated transaction, (i) is not a Person who owns in excess of 5% of the Common Interests on

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a fully-diluted basis (a "5% Owner"), (ii) is not controlling, controlled by or under common control with any such 5% Owner and (iii) is not the spouse or descendent (by birth or adoption) of any such 5% Owner or a trust for the benefit of such 5% Owner and/or such other Persons.

                  "Warrants" means the warrants to purchase units of Class A Common pursuant to the Warrant Agreements.

                  2. Board of Advisors.

                  (a) Until the provisions of this Section 2 cease to be effective, to the extent permitted by law, each Securityholder shall vote all voting securities of the Company over which such Securityholder has voting control, and shall take all other necessary or desirable actions within such Securityholder's control (whether in such Securityholder's capacity as a Securityholder, advisor, director, member of a board committee or officer of the Company or otherwise, and including, without limitation, attendance at meetings in Person or by proxy for purposes of obtaining a quorum and execution of written consents in lieu of meetings), and the Company shall take all necessary and desirable actions within its control (including, without limitation, calling special board and Securityholder meetings), so that:

                   (i) subject to the following paragraph 2(a)(ii), the authorized number of advisors on the Board shall be established at seven and will be designated as follows:

                   (A) the Investor will designate four advisors (who shall initially be Robert Bartholomew, David Thomas, John Weber and Michael T. Bradley, each an "Investor Advisor");

                   (B) subject to Section 2(d) of the Investor Securityholders Agreement, three advisors will be representatives of management (each an "Executive Advisor"), to be designated as follows:

                           (1) Schweitzer shall be an Executive Advisor for so long as he is the duly elected and acting President and Chief Executive Officer of the Company;

                           (2) Koscica shall be an Executive Advisor for so long as he is the duly elected and acting Senior Vice President and Chief Financial Officer of the Company; and

                           (3) Bubis shall be an Executive Advisor for so long as he is the duly elected and acting President of PBBC.

                           provided, however, that any Executive Advisor no longer so elected to and acting in the office stated above shall be removed as an advisor of the Company, and shall be replaced with the acting Chief Executive Officer of

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                           the Company, the acting Chief Financial Officer of
                           the Company or the acting President of PBBC, whichever the case shall be;

                  (ii) if there is a payment default under the PMI Senior Indebtedness prior to payment in full of the PMI Notes, then upon the Company's receipt of notice thereof from PMI, the authorized number of advisors on the Board shall automatically be increased to six. The sixth advisor shall be designated by the Investor (and shall be acceptable to PMI);

                 (iii) the composition of the board of advisors (or similar bodies) of each of the Company's Subsidiaries (a "Sub Board") shall be the same as that of the Board;

                  (iv) the Board and each Sub Board shall create a Compensation Committee, which shall consist of two Investor Advisors and one Executive Advisor;

                   (v) any committees of the Board or a Sub Board (other than the Compensation Committee) shall be created only upon the approval of a majority of the voting power of the Board and the composition of each such committee (if any) shall consist of not more than three Persons, at least two of which will be Investor Advisors;

                  (vi) any advisor shall be removed from the Board, a Sub Board or any committee thereof (with or without cause) at the written request of the Securityholder or Securityholders which have the right to designate such advisor hereunder, but only upon such written request and under no other circumstances (in each case, determined on the basis specified in clause (i)(A), (i)(B) or (ii), as the case may be);

                 (vii) in the event that any representative designated hereunder for any reason ceases to serve as a member of the Board or a Sub Board or any committee thereof during such representative's term of office, the resulting vacancy on the Board or such Sub Board or committee shall be filled by a representative designated by the Securityholders referred to in clause (i)(A), (i)(B) or (ii), as the case may be.

                  (b) The Company shall pay the reasonable out-of-pocket expenses incurred by each advisor in connection with attending the meetings of the Board or any Sub Board and any committee thereof. In addition, the Company shall pay such additional compensation to advisors who are not employees of the Company or any of its Subsidiaries as the Board so determines.

                  (c) If any party fails to designate a representative to fill an advisor position pursuant to the terms of this Section 2, the election of a Person to such advisor position shall be accomplished in accordance with the Operating Agreement and applicable law. In the event that, at any time, any provision of the Operating Agreement is inconsistent with the requirements of any provision of this Section 2, the Securityholders shall take such action as may be necessary to amend any such provision in the Operating Agreement to conform with such requirements.

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                  3. Conflicting Agreements. Each Securityholder represents that such Securityholder has not granted and is not a party to any proxy, voting trust or other agreement which is inconsistent with or conflicts with the provisions of this Agreement, and no holder of Securityholder Interests shall grant any proxy or become party to any voting trust or other agreement which is inconsistent with or conflicts with the provisions of this Agreement.

                  4. Restrictions on Transfer of Securityholder Interests.

                  (a) Tag Along Rights. Subject to Sections 4(c) and 4(d), at least 15 days prior to any sale, transfer, assignment, pledge or other disposal (a "Transfer") of Investor Interests representing more than 50% of the Company's outstanding Common Interests to an Unaffiliated Third Party (other than pursuant to an Approved Sale), the Investor shall deliver a written notice (the "Sale Notice") to the Company and to each of the Other Securityholders, specifying in reasonable detail the identity of the prospective transferee(s) and the terms and conditions of the Transfer. Each Other Securityholder may elect to participate in the contemplated Transfer by delivering written notice to the Investor within 10 days after delivery of the Sale Notice. If any Other Securityholders have elected to participate in such Transfer, each of the Investor and such Other Securityholders shall be entitled to sell in the contemplated Transfer, at the same price and on the same terms, a number of Securityholder Interests of any class equal to the product of (i) the quotient determined by dividing the percentage of Securityholder Interests owned by such Securityholder by the aggregate percentage of Securityholder Interests owned by the Securityholders participating in such Transfer and (ii) the aggregate number of Securityholder Interests to be sold in the contemplated Transfer. Each Securityholder transferring Securityholder Interests pursuant to this Section 4(a) shall pay its pro rata share (based on the number of Securityholder Interests to be sold) of the expenses incurred by the Securityholders in connection with such transfer and shall be obligated to join on a pro rata basis (based on the number of Securityholder Interests to be sold) in any indemnification or other obligations that the Investor agrees to provide in connection with such transfer (other than any such obligations that relate specifically to a particular Securityholder such as indemnification with respect to representations and warranties given by a Securityholder regarding such Securityholder's title to and ownership of Securityholder Interests; provided, that no Securityholder shall be obligated in connection with such Transfer to agree to indemnify or hold harmless the transferees with respect to an amount in excess of the net cash proceeds paid to such Securityholder in connection with such Transfer).

                  (b) First Offer Rights. Subject to Sections 4(c) and 4(d), at least 60 days prior to any Transfer of Securityholder Interests by any Securityholder or any of their Permitted Transferees (other than pursuant to an Approved Sale), such Person making such Transfer (the "Offering Securityholder") shall deliver a written notice (the "Transfer Notice") to the Company and the Other Securityholders specifying in reasonable detail the number of units proposed to be transferred and the proposed purchase price (which shall be payable solely in cash). The Company may elect to purchase all (but not less than all) of the Securityholder Interests to be transferred, upon the same terms and conditions as those set forth in the Transfer Notice, by delivering a written notice of such election to the Offering Securityholder within 30 days after the Transfer Notice has been delivered to the Company. If the Company has not elected to purchase all of the Securityholder Interests to be transferred by the Offering Securityholder, the Other Securityholders (or their

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designees) may elect to purchase all (but not less than all) of the
Securityholder Interests to be transferred, upon the same terms and conditions as those set forth in the Transfer Notice, by giving written notice of such election to the Offering Securityholder within 45 days after the Transfer Notice has been given to the Other Securityholders (the "Securityholder Option Period"). If neither the Company nor the Other Securityholders (or their designees) elect to purchase all of the Securityholder Interests specified in the Transfer Notice, then the Offering Securityholder may transfer the Securityholder Interests specified in the Transfer Notice at a price and on terms no more favorable to the transferee(s) thereof than specified in the Transfer Notice during the 60-day period immediately following the expiration of the Securityholder Option Period. Any Securityholder Interests not transferred within such 60-day period will be subject to the provisions of this Section 4(b) upon subsequent transfer.

                  (c) Permitted Transfers. The restrictions contained in Sections 4(a) and 4(b) shall not apply with respect to any Transfer of Securityholder Interests by any Securityholder (i) in the case of an individual Securityholder, pursuant to applicable laws of descent and distribution or to any member of such Securityholder's Family Group, (ii) in the case of the Investor, any Transfer (including by way of distribution) to its members, or any Transfer to its Affiliates, employees directors, advisors, consultants or employees, directors, advisors or consultants of its Affiliates, (iii) in the case of the Executives, any Transfer to another Executive, and (iv) in the case of PMI, any Transfer to an Institutional Lender (as defined in the Securities Purchase Agreement) that does not compete with Sleepmaster so long as such Transfer includes both PMI Notes and PMI Interests, either (A) pro rata based upon the original ratio of the outstanding principal amount of PMI Notes to the number of PMI Interests as of the date hereof or (B) in a ratio of PMI Notes to PMI Interests which is greater than that set forth in the preceding clause (A); provided, that the restrictions contained in this Section 4 shall continue to be applicable to such Securityholder Interests after any such Transfer; and provided further, that the transferees of such Securityholder Interests shall have agreed in writing to be bound by the provisions of this Agreement which affect the Securityholder Interests so transferred by executing a joinder in the form substantially attached hereto as Exhibit A. All transferees permitted under this Section 4(c) are collectively referred to herein as "Permitted Transferees" and such transferred Securityholder Interests remain subject to the general restrictions on Transfer set forth in Article 11 of the Operating Agreement.

                  (d) Termination of Restrictions. The restrictions set forth in this Section 4 shall continue with respect to each Securityholder Interest until a Transfer of such Securityholder Interest in a Public Sale.

                  (e) In addition to the provisions of this Section 4, any Transfer of Securityholder Interests is subject to the provisions of Article 11 of the Operating Agreement.

                  5. Sale of the Company.

                  (a) In the event of an Approved Sale, each Securityholder will
(i) consent to and raise no objections against the Approved Sale or the process pursuant to which the Approved Sale was arranged, (ii) waive any dissenter's rights and other similar rights, and (iii) if the Approved Sale is structured as a sale of securities, each Securityholder will agree to sell its Securityholder Interests

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on the terms and conditions of the Approved Sale. Each Securityholder will take all necessary and desirable actions as directed by the Board and the Approving Securityholders in connection with the consummation of any Approved Sale, including without limitation executing the applicable purchase agreement and joining on a pro rata basis (based on the proportion of the total consideration received by all Securityholders) in any indemnification in connection with the Approved Sale (other than any such obligations that relate specifically to a particular Securityholder such as indemnification with respect to representations and warranties given by a Securityholder regarding such Securityholder's title to or ownership of Securityholder Interests); provided, that no Securityholder shall be obligated in connection with the Approved Sale to agree to indemnify or hold harmless the transferees with respect to an amount in excess of the net cash proceeds paid to such Securityholder in connection with the Approved Sale.

                  (b) If the Company or the holders of the Company's securities enter into any negotiation or transaction for which Rule 506 (or any similar rule then in effect) under the Securities Act may be available with respect to such negotiation or transaction (including a merger, consolidation or other reorganization), the Executives will, at the request of the Company, appoint a purchaser representative (as such term is defined in Rule 501) reasonably acceptable to the Company. If any Executive appoints a purchaser representative designated by the Company, the Company will pay the fees of such purchaser representative, but if any Executive declines to appoint the purchaser representative designated by the Company, such Executive will appoint another purchaser representative (reasonably acceptable to the Company), and such Executive will be responsible for the fees of the purchaser representative so appointed.

                  (c) All Securityholders will bear their pro rata share (based upon the number of units sold) of the reasonable costs of any sale of Securityholder Interests pursuant to an Approved Sale to the extent such costs are incurred for the benefit of all selling Securityholders and are not otherwise paid by the Company or the acquiring party. Costs incurred by any Securityholder on its own behalf will not be considered costs of the transaction hereunder.

                  6. Legend. Each certificate or instrument evidencing Securityholder Interests and each certificate or instrument issued in exchange for or upon the Transfer of any Securityholder Interests (if such units remain Securityholder Interests, each as defined herein after such Transfer) shall be stamped or otherwise imprinted with a legend in substantially the following form:

                  "THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED. THE TRANSFER OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE IS SUBJECT TO AN AMENDED AND RESTATED SECURITYHOLDERS AGREEMENT DATED AS OF MARCH __, 1998, BY AND AMONG THE ISSUER OF SUCH SECURITIES (THE "COMPANY") AND CERTAIN OF THE COMPANY'S SECURITYHOLDERS, AS MAY BE AMENDED FROM TIME TO TIME. A COPY OF SUCH SECURITYHOLDERS AGREEMENT WILL BE FURNISHED WITHOUT CHARGE BY THE

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
                  COMPANY TO THE HOLDER HEREOF UPON WRITTEN REQUEST."

The Company shall imprint such legend on certificates and instruments evidencing Securityholder Interests outstanding prior to the date hereof. The legend set forth above shall be removed from the certificates and instruments evidencing any units which cease to be Securityholder Interests.

                  7. Transfers in Violation of Agreement. Any Transfer or attempted Transfer of any Securityholder Interests in violation of any provision of this Agreement shall be null and void, and the Company shall not record such Transfer on its books or treat any purported transferee of such Securityholder Interests as the owner of such units for any purpose.

                  8. Transfer of Securityholder Interests.

                  (a) Securityholder Interests are transferable only pursuant to
(i) public offerings registered under the Securities Act, (ii) subject to the provisions of Section 4 above, Rule 144 or Rule 144A (or any similar rule or rules then in effect) of the Securities and Exchange Commission if such rule is available, and (iii) subject to Section 4 or 5 and Section 8(b) below, any other legally available means of Transfer.

                  (b) In connection with the Transfer of any Securityholder Interests other than a Transfer described in clause (i) or (ii) of Section 8(a) above, the holder thereof shall deliver written notice to the Company describing in reasonable detail the Transfer or proposed Transfer, together with an opinion of counsel reasonably acceptable to the Company to the effect that such Transfer of Securityholder Interests may be effected without registration of such Securityholder Interests under the Securities Act. In addition, if the holder of the Securityholder Interests delivers to the Company an opinion of counsel that no subsequent Transfer of such Securityholder Interests shall require registration under the Securities Act, the Company shall, if such Securityholder Interests are certificated, promptly upon such contemplated Transfer deliver new certificates for such Securityholder Interests which do not bear the legend set forth in Section 6 above. If the Company is not required pursuant to the immediately preceding sentence to deliver new certificates for such Securityholder Interests without such legend, the holder thereof shall not consummate a Transfer of the same until the prospective transferee has confirmed to the Company in writing its agreement to be bound by the conditions contained in this Section 8 and Section 6 above.

                  (c) Upon the request of a holder of Securityholder Interests, the Company shall promptly supply to such Person or its prospective transferees all information regarding the Company required to be delivered in connection with a Transfer pursuant to Rule 144A (or any similar rule or rules then in effect) of the Securities and Exchange Commission.

                  (d) Upon the request of any holder of Securityholder Interests, the Company shall remove the legend set forth in Section 6 above from the certificates for such holder's Securityholder Interests; provided, that such Securityholder Interests are eligible for sale pursuant to Rule 144(k) (or any similar rule or rules then in effect) of the Securities and Exchange Commission.

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
                  9. Limited Preemptive Rights. If the Company issues any units of Common Interests or any securities containing options or rights to acquire any units of Common Interests or any securities convertible or exchangeable for Common Interests (other than pursuant to the conversion or exchange of one class of Common Interests for another), in each case after the date hereof, to the Investor, the Company will offer to sell to each Other Securityholder a number of such securities ("Offered Interests") so that the Ownership Ratio for each Other Securityholder immediately after the issuance of such securities would be equal to the Ownership Ratio for such Other Securityholder immediately prior to such issuance of securities. The Company shall give each Other Securityholder at least 30 days prior written notice of any proposed issuance, which notice shall disclose in reasonable detail the proposed terms and conditions of such issuance (the "Issuance Notice"). Each Other Securityholder will be entitled to purchase such securities at the same price, on the same terms (including, if more than one type of security is issued, the same proportionate mix of such securities), and at the same time as the securities are issued by delivery of irrevocable written notice to the Company of such election within 15 days after delivery of the Issuance Notice (the "Election Notice"). If any Other Securityholder has elected to purchase any Offered Interests, the sale of such units shall be consummated as soon as practical (but in any event within 10 days) after the delivery of the Election Notice.

                  10. No Affiliate Transactions. The Company shall not, without the prior written consent of the Board, employ or contract with any of its Affiliates other than as specifically contemplated by the Transaction Documents.

                  11. Amendment and Restatement of Original Agreement. The Original Agreement is hereby amended and restated in its entirety.

                  12. Amendment and Waiver. Except as otherwise provided herein,
(a) no modification, amendment or waiver of any provision of this Agreement shall be effective against the Company or the Securityholders unless such modification, amendment or waiver is approved in writing by, respectively, the Company or the holders of a majority of the Securityholder Interests, (b) no modification, amendment or waiver which adversely affects the rights of a Securityholder under this Agreement vis-a-vis Other Securityholders (a "Prejudiced Securityholder") shall be effective against such Prejudiced Securityholder unless such modification, amendment or waiver is approved in writing by such Prejudiced Securityholder and (c) no modification, amendment or waiver of any of the provisions of Sections 2, 4, 5, 9, 15, or this Section 12 (or the defined terms relating to such Sections) shall be effective against PMI or its Permitted Transferees unless such modification, amendment or waiver is approved in writing by the holders of a majority of the PMI Interests. The failure of any party to enforce any of the provisions of this Agreement shall in no way be construed as a waiver of such provisions and shall not affect the right of such party thereafter to enforce each and every provision of this Agreement in accordance with its terms.

                  13. Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or any other jurisdiction, but this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

                  14. Entire Agreement. Except as otherwise expressly set forth herein, this document and the other Transaction Documents embody the complete agreement and understanding among the parties hereto with respect to the subject matter hereof and supersede and preempt any prior understandings, agreements or representations by or among the parties, written or oral, which may have related to the subject matter hereof in any way.

                  15. Termination. This Agreement will automatically terminate and be of no further force or effect immediately after the earlier of the consummation of (i) an Approved Sale or (ii) a Qualified Public Offering.

                  16. Successors and Assigns. Except as otherwise provided herein, this Agreement shall bind and inure to the benefit of and be enforceable by the Company and its successors and assigns and the Securityholders and any subsequent holders of Securityholder Interests and the respective successors and assigns of each of them, so long as they hold Securityholder Interests.

                  17. Counterparts. This Agreement may be executed in separate counterparts each of which shall be an original and all of which taken together shall constitute one and the same agreement.

                  18. Remedies. The parties hereto shall be entitled to enforce their rights under this Agreement specifically to recover damages by reason of any breach of any provision of this Agreement and to exercise all other rights existing in their favor. The parties hereto agree and acknowledge that money damages may not be an adequate remedy for any breach of the provisions of this Agreement and that the Company, the Investor and any Other Securityholder may in his, hers, or its sole discretion apply to any court of law or equity of competent jurisdiction for specific performance and/or injunctive relief (without posting a bond or other security) in order to enforce or prevent any violation of the provisions of this Agreement.

                  19. WAIVER OF JURY TRIAL. THE COMPANY AND EACH SECURITY HOLDER HEREBY WAIVE, TO THE EXTENT PERMITTED BY APPLICABLE LAW, TRIAL BY JURY IN ANY LITIGATION IN ANY COURT WITH RESPECT TO, IN CONNECTION WITH, OR ARISING OUT OF THIS AGREEMENT OR THE VALIDITY, PROTECTION, INTERPRETATION OR ENFORCEMENT THEREOF. THE COMPANY AND EACH SECURITYHOLDER AGREE THAT THIS SECTION IS A SPECIFIC AND MATERIAL ASPECT OF THIS AGREEMENT AND WOULD NOT ENTER INTO THIS AGREEMENT IF THIS SECTION WERE NOT PART OF THIS AGREEMENT.

                  20. Notices. All notices, demands or other communications to be given or delivered under or by reason of the provisions of this Agreement will be in writing and will be deemed to have been given when delivered personally, mailed by certified or registered mail, return receipt requested and postage prepaid, or sent via a nationally recognized overnight courier, or sent via facsimile to the recipient accompanied by a certified or registered mailing. Such notices, demands and other communications will be sent to the address indicated below:

                  To the Company:

                           Sleepmaster Holdings L.L.C.
                           c/o Sleepmaster L.L.C.
                           2001 Lower Road
                           Linden, New Jersey  07036
                           Attention:  Manager
                           Telecopy No.: (908) 381-3925

                  With copies, which shall not constitute notice, to:

                           Citicorp Venture Capital, Ltd.
                           399 Park Avenue
                           14th Floor
                           New York, New York  10043
                           Attention:  Mr. John Weber
                           Telecopy No.:  (212) 888-2940

                           Kirkland & Ellis
                           Citicorp Center
                           153 East 53rd Street
                           New York, New York  10022-4675
                           Attention:  Kirk A. Radke, Esq.
                           Telecopy No.:  (212) 446-4900

                  To the Investor:

                           Sleep Investor L.L.C.
                           c/o Citicorp Venture Capital, Ltd.
                           399 Park Avenue
                           14th Floor
                           New York, New York  10043
                           Attention:  Mr. John Weber
                           Telecopy No.:  (212) 888-2940

                  With copies, which shall not constitute notice, to:

                           Kirkland & Ellis
                           Citicorp Center
                           153 East 53rd Street
                           New York, New York  10022-4675
                           Attention:  Kirk A. Radke, Esq.
                           Telecopy No.:  (212) 446-4900

                           PMI Mezzanine Fund, L.P.
                           610 Newport Center Drive
                           Suite 1100
                           Newport Beach, California  92660
                           Attention:  Mr. Robert Bartholomew
                           Telecopy No.:  (714) 721-5446

                           Brobeck, Phleger & Harrison L.L.P.
                           550 South Hope Street
                           Los Angeles, California  90071
                           Attention:  John Francis Hilson, Esq.
                           Telecopy No.:  (213) 239-1324

                  To PMI:

                           PMI Mezzanine Fund, L.P.
                           610 Newport Center Drive
                           Suite 1100
                           Newport Beach, California  92660
                           Attention:  Mr. Robert Bartholomew
                           Telecopy No.:  (714) 721-5446

                  With a copy, which shall not constitute notice, to:

                           Brobeck, Phleger & Harrison L.L.P.
                           550 South Hope Street
                           Los Angeles, California  90071
                           Attention:  John Francis Hilson, Esq.
                           Telecopy No.:  (213) 239-1324

                  To any of the Executives:

                           Sleepmaster L.L.C.
                           2001 Lower Road
                           Linden, New Jersey  07036
                           Attention:  [EXECUTIVE'S NAME]
                           Telecopy No.:  (908) 381-3925

                  With a copy, which shall not constitute notice, to:

                           Greenberg Traurig Hoffman Lipoff
                           Rosen & Quentel
                           200 Park Avenue
                           New York, New York  10166
                           Attention:  William A. Newman, Esq.
                           Telecopy No.:  (212) 223-7161

or such other address or to the attention of such other person as the recipient party shall have specified by prior written notice to the sending party.

                  21. GOVERNING LAW. THE LIMITED LIABILITY COMPANY LAW OF NEW JERSEY SHALL GOVERN ALL ISSUES CONCERNING THE RELATIVE RIGHTS OF THE COMPANY AND ITS MEMBERS. ALL OTHER QUESTIONS CONCERNING THE CONSTRUCTION, VALIDITY AND INTERPRETATION OF THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE DOMESTIC LAWS OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO ANY CHOICE OF LAW OR CONFLICT OF LAW PROVISION OR RULE (WHETHER OF THE STATE OF NEW YORK OR ANY OTHER JURISDICTION) THAT WOULD CAUSE THE APPLICATION OF THE LAWS OF ANY JURISDICTION OTHER THAN THE STATE OF NEW YORK.

                  22. Descriptive Headings. The descriptive headings of this Agreement are inserted for convenience only and do not constitute a part of this Agreement.

                                    * * * * *

                  IN WITNESS WHEREOF, the parties hereto have executed this Securityholders Agreement as of the date first above written.

                                       SLEEPMASTER HOLDINGS L.L.C.

                                       By:
                                          -------------------------------------
                                       Name:
                                       Title:

                                       SLEEP INVESTOR L.L.C.

                                       By:
                                          -------------------------------------
                                       Name:
                                       Title:


                                       PMI MEZZANINE FUND, L.P.

                                       By: Pacific Mezzanine Investors, LLC,
                                            its General Partner


                                           By:
                                              ---------------------------------
                                              Name:
                                              Title:


                                       CHARLES SCHWEITZER


                                       ----------------------------------------



                                       JAMES P. KOSCICA


                                       ----------------------------------------



                                       MICHAEL REILLY


                                       ----------------------------------------



                                       TIMOTHY DUPONT


                                       ----------------------------------------



                                       MICHAEL BUBIS

                                       ----------------------------------------



                                       RICHARD TAUBER


                                       ----------------------------------------



                                       DOUGLAS PHILLIPS


                                       ----------------------------------------

                                                                       EXHIBIT A

                               FORM OF JOINDER TO
                 AMENDED AND RESTATED SECURITYHOLDERS AGREEMENT

                  THIS JOINDER to the Amended and Restated Securityholders Agreement, dated as of March __, 1998 by and among Sleepmaster Holdings L.L.C., a New Jersey limited liability company (the "Company"), and certain securityholders of the Company (the "Agreement"), is made and entered into as of _________ by and between the Company and _________________ ("Holder"). Capitalized terms used herein but not otherwise defined shall have the meanings set forth in the Agreement.

                  WHEREAS, Holder has acquired certain units of Common Interests and/or Preferred Interests, and the Agreement and the Company require Holder, as a holder of such interests, to become a party to the Agreement, and Holder agrees to do so in accordance with the terms hereof.

                  NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties to this Joinder hereby agree as follows:

                  1. Agreement to be Bound. Holder hereby agrees that upon execution of this Joinder, it shall become a party to the Agreement and shall be fully bound by, and subject to, all of the covenants, terms and conditions of the Agreement as though an original party thereto and shall be deemed a Securityholder for all purposes thereof. In addition, Holder hereby agrees that all Common Interests and Preferred Interests held by Holder shall be deemed Securityholder Interests for all purposes of the Agreement

                  2. Successors and Assigns. Except as otherwise provided herein, this Joinder shall bind and inure to the benefit of and be enforceable by the Company and its successors and assigns and Holder and any subsequent holders of Securityholder Interests and the respective successors and assigns of each of them, so long as they hold any Securityholder Interests.

                  3. Counterparts. This Joinder may be executed in separate counterparts each of which shall be an original and all of which taken together shall constitute one and the same agreement.

                  4. Notices. For purposes of Section 20 of the Agreement, all notices, demands or other communications to the Holder shall be directed to:

                                    [Name]
                                    [Address]
                                    [Facsimile Number]

                  5. GOVERNING LAW. THE LIMITED LIABILITY COMPANY LAW OF NEW JERSEY SHALL GOVERN ALL ISSUES CONCERNING THE RELATIVE RIGHTS OF THE COMPANY AND ITS MEMBERS. ALL OTHER QUESTIONS CONCERNING THE CONSTRUCTION, VALIDITY AND INTERPRETATION OF THIS JOINDER SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE DOMESTIC LAWS OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO ANY CHOICE OF LAW OR CONFLICT OF LAW PROVISION OR RULE (WHETHER OF THE STATE OF NEW YORK OR ANY OTHER JURISDICTION) THAT WOULD CAUSE THE APPLICATION OF THE LAWS OF ANY JURISDICTION OTHER THAN THE STATE OF NEW YORK.

                  6. DESCRIPTIVE HEADINGS. The descriptive headings of this Joinder are inserted for convenience only and do not constitute a part of this Joinder.

                                    * * * * *

                  IN WITNESS WHEREOF, the parties hereto have executed this Joinder as of the date first above written.

                                       SLEEPMASTER HOLDINGS L.L.C.


                                       By:
                                          -------------------------------------
                                       Name:
                                       Title:


                                       [HOLDER]


                                       By:
                                          -------------------------------------